ZIM CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Ottawa, Canada – August 14, 2006 - ZIM Corporation (OTCBB: ZIMCF), a mobile content and services provider, today announced its financial results for its first quarter of fiscal year 2007, ending March 31, 2007. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the quarter ended June 30, 2006 was $705,797, a decrease from $1,331,649 for the quarter ended June 30, 2005. As previously announced, ZIM's decrease in revenue is primarily attributable to the decline in revenue from our SMS aggregation services caused by the continued saturation of the aggregation market.

Net loss for the quarter ended June 30, 2006 was $567,725, or a basic and diluted loss per share of $0.008. The net loss for the quarter ended June 30, 2005 was $196,881, or a basic and diluted loss per share of $0.003.

“As anticipated our revenues decreased substantially. We are however pleased with the integration of our acquisition of Advanced Internet Inc and the internet portals, www.ringingphone.com and www.monstertones.com.” said ZIM president and chief executive officer Michael Cowpland.

ZIM had cash of $772,015 as at June 30, 2006. During the quarter the Company completed a private placement for cash proceeds of $280,422. The balance of approximately $454,000 relating to the private placement was realized through the conversion of an amount due to a shareholder. At March 31, 2006 the Company had cash of $237,035, a line of credit of $29,967 and an amount due to a shareholder of $430,260.

About ZIM

ZIM is a mobile content and service provider. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the success of ZIM’s aggregation services and ZIM’s ability to enter the mobile content market. All forward-looking statements made in this press release relating to expectations about future events or results are made as of, and are based upon information available to ZIM as of, the date hereof. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those described or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM’s limited operating history, ZIM’s history of operating losses and expected future operating losses, ZIM’s ability to obtain additional financing when needed, ZIM’s ability to continue as a going concern, ZIM’s reliance on wireless carriers to market and use its applications and services, possible fee increases by third party service providers, the potential loss of services of Dr. Michael Cowpland and other key personnel, rapid developments in technology, including developments by competitors, possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's ability to maintain current reporting under the Securities Exchange Act of 1934, and ZIM’s ability to successfully integrate any acquisition. Please refer to ZIM’s filings with the SEC for additional information regarding risks and uncertainties. Copies of these filings are available through the SEC's website at www.sec.gov. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law.

For more information:

Jennifer North

Chief Financial Officer

ZIM Corporation

Phone: 1 613.727.1397 ext. 121

E-mail: jnorth@zim.biz